EXHIBIT 4.4

STOCK OPTION AGREEMENT

       THIS STOCK OPTION AGREEMENT is made to be effective as of May 8, 2003, between SulphCo, Inc., a Nevada corporation (the "Company"), and Patrick E. Lacy (the "Optionee").

       THE PARTIES AGREE AS FOLLOWS:

1.     Option Grant. The Company hereby grants to the Optionee an option (the "Option") to purchase the number of shares of the Company's common stock (the "Shares"), for an exercise price per share (the "Option Price") and based upon a Grant Date, all as set forth below:

Shares under option: 100,000
Option Price per Share: $0.35
Grant Date: May 8, 2003
Expiry Date: May 8, 2006

       The Option granted hereunder is a nonstatutory or nonqualified option for tax purposes.

2.     Stockholder Rights. No rights or privileges of a stockholder in the Company are conferred by reason of the granting of the Option. Optionee will not become a stockholder in the Company with respect to the Shares unless and until the Option has been properly exercised and the Option Price fully paid as to the portion of the Option exercised.

3.     Termination. This Option will expire, unless previously exercised in full, on the Expiry Date, May 8, 2006.

4.     S-8 Registration Statement/Exercise. Upon the Optionee's request, the Company will agree to register the Shares on a Form S-8 registration statement and shall keep the registration statement in effect. The Company agrees to reasonably cooperate in connection with Optionee's cashless exercise of the Option.

5.     Miscellaneous. This Agreement sets forth the complete agreement of the parties concerning the subject matter hereof, superseding all prior agreements, negotiations and understandings. This Agreement will be governed by the substantive law of the State of Nevada, and may be executed in counterparts.

The parties hereby have entered into this Agreement as of the date set forth above.

"Company"

By:_________________________
Title:________________________

"Optionee"

Patrick E. Lacy

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